EXHIBIT 10.24

THIRD AMENDMENT TO
THE PHOENIX COMPANIES, INC.
NONQUALIFIED SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN
As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”), further amended effective March 31, 2010 and November 19, 2013, and is further amended effective June 26, 2015, as follows:

1.	Section 2.4A is amended to read as follows:

2.4A	“Domestic Partner” with respect to any Participant means a person of the same sex who cohabitates or resides with a Participant and meets each of the following:

(a)	is the Participant's sole domestic partner and intends to remain so indefinitely;

(b)	is unmarried, at least eighteen (18) years of age, and mentally competent to consent to contract;

(c)	is unrelated to the Participant by blood or adoption to a degree of closeness that would prohibit legal marriage in the state in which the Participant and such person reside;

(d)	cohabitates or resides with the Participant as domestic partners and intends to do so indefinitely;

(e)	resides with the Participant in a state that prohibits legal marriage between same sex individuals;

(f)	has lived with the Participant as domestic partners for at least 12 consecutive months;

(g)	is jointly responsible, with the Participant, for their common welfare and financial obligations; and

(h)	provided such person attests to the person's domestic partnership with the Participant in an affidavit filed with the Administrator and provides sufficient proof of their interdependence.

As of June 26, 2015, no states prohibit legal marriage between same-sex individuals, so the Plan will not recognize any new Domestic Partners after that date.